CONTACT:	C.R. Cloutier or J.E. Corrigan, Jr.
TELEPHONE:	(337) 237-8343
RELEASE DATE:	July 25, 2007

MidSouth Bancorp, Inc. Reports Second Quarter 2007 Earnings
Lafayette, La.

Lafayette, La. July 25 2007  MidSouth Bancorp, Inc. (AMEX: MSL) today reported earnings of $2,495,000 for the second quarter ended June 30, 2007, an increase of 11.6% over net income of $2,236,000 reported for the second quarter of 2006 and an increase of 28.2% over net income of $1,946,000 reported for the first quarter of 2007.  Diluted earnings per share for the second quarter of 2007 were $0.38, an increase of 11.8% over the $0.34 per share for the second quarter of 2006 and 31.0% above the $0.29 per share for the first quarter of 2007.  These amounts reflect a five percent (5%) stock dividend recently announced to holders of record as of September 21, 2007 payable October 23, 2007.  Additionally, the Company announced an increase in the quarterly cash dividend from $.06 per quarter to $.07 per quarter.

For the six months ended June 30, 2007, earnings totaled $4,441,000, a 9.5% increase in earnings of $4,054,000 for the first six months of 2006.  Diluted earnings per share were $.67 for the first six months of 2007, compared to $.61 for the first six months of 2006.

Quarterly revenues for the Company, defined as net interest income and non-interest income, increased $1,561,000, or 13.7%, for the second quarter of 2007 compared to the second quarter of 2006.   The improvement in revenues resulted primarily from an increase of $947,000 in net interest income, driven by a 13.1% increase in average loan volume in quarterly comparison.  Non-interest income increased $614,000, primarily due to an increase in service charges on deposit accounts, including non-sufficient funds fees.  A $1,176,000 increase in non-interest expense attributed to the investment in franchise expansion offset the improvement in revenues.

Rusty Cloutier, President and Chief Executive Officer of MidSouth Bancorp, Inc., commented, “Our shareholders have realized a 16.03% return on equity and an 11.6% increase in earnings for the second quarter of 2007,” said Cloutier.  “Posting a strong return in such a challenging economic and competitive environment reflects the commitment of the MidSouth team to the execution of our strategic plan.”

The Company’s total assets ended the second quarter of 2007 at $824.0 million, a 5.7% increase over the $779.8 million in total assets recorded at June 30, 2006.  Deposits were $716.9 million as of June 30, 2007, compared to $704.1 million on June 30, 2006, an increase of $12.8 million, or 1.8%.  Total loans were $545.5 million, an increase of $56.0 million, or 11.4%, from $489.5 million as of June 30, 2006.  Credit quality remained strong, as nonperforming assets to total assets were 0.21% for the second quarter of 2007, compared to 0.35% for the second quarter of 2006 and 0.28% in linked-quarter comparison.

“We are pleased to report a strong second quarter of loan production in both Louisiana and Texas,” said Cloutier.  “In linked-quarter comparison loans grew $34.9 million.  We’re optimistic about the opportunities to add quality loans and core deposits throughout the second half of 2007 as new branches come on line, starting with the recent opening of our Siegen Lane branch in the Baton Rouge market.”

Earnings Analysis

Net Interest Income.  Net interest income totaled $9,242,000 for the second quarter of 2007, an increase of 11.4%, or $947,000, from the $8,295,000 reported for the second quarter of 2006.  The improvement in net interest income resulted primarily from an increase of $51.7 million in average earning assets.  Total interest income from earning assets increased $1.6 million for the second quarter of 2007 compared to 2006.  The volume increase in earning assets was supported by a 24 basis point increase in the yield on loans, from 8.88% to 9.12%, and a 26 basis point increase in the taxable-equivalent yield on investment securities, from 4.81% to 5.06%, in quarterly comparison.  Yields on loans improved as Prime rate loans adjusted to a 25 basis point increase at the end of the second quarter of 2006, adjusting the rates earned on the portion of MidSouth Bancorp’s loan portfolio that floats with changes in Prime.

The impact of increased interest income on earnings was partially offset by the increased volume and cost of interest-bearing liabilities realized in quarterly comparison.   A $42.0 million increase in average volume and a 22 basis point increase in the average rate paid on interest-bearing liabilities resulted in a $664,000 increase in interest expense for the second quarter of 2007 compared to the second quarter 2006.  The average rate paid on interest-bearing liabilities increased to 3.56% from 3.34%, respectively.  Growth in interest-bearing liabilities was primarily in deposit products earning rates tied to market rates of interest.

Net interest income increased $1,904,000, or 12.1% for the six months ended June 30, 2007 compared to the six months ended June 30, 2006.  The Company’s taxable-equivalent net interest margin improved 14 basis points, from 4.90% at June 30, 2006 to 5.04% at June 30, 2007.

In linked-quarter comparison, average earning assets increased $13.0 million as a $26.5 million increase in average loan volume was partially offset by a decrease in the average volume of federal funds sold.  With a higher volume of loans to total earning assets, net interest income increased $888,000.  Additionally, the taxable equivalent net yield on earning assets improved 35 basis points, from 4.86% for the first quarter of 2007 to 5.21% for the second quarter of 2007.

Non-interest income.  Non-interest income for the second quarter of 2007 totaled $3.7 million, or 20.0% above the $3.1 million earned in the second quarter of 2006 and 13.5% above the $3.2 million earned in the first quarter of 2007.  For the six months ended June 30, 2007, non-interest income increased $1.0 million, or 17.2% above non-interest income earned for the six months ended June 30, 2006.  The increases in prior year and linked-quarter comparisons resulted primarily from increases in fee income from service charges on deposit accounts, including non-sufficient funds (“NSF”) fees.  The total number of demand deposit accounts increased approximately 2,150, or 4.7%, from 45,400 accounts at June 30, 2006 to 47,550 at June 30, 2007, with the majority of the increase in consumer checking accounts.

Operating Expenses.  Non-interest expense increased $1.2 million in prior year quarterly comparison and $2.8 million in year-to-date comparison, primarily due to increased salaries and benefits costs.  The number of full-time equivalent employees increased from 349 at June 30, 2006 to 398 at June 30, 2007 as a result of franchise expansion and recruitment of talented leaders to support corporate growth initiatives.  Additional increases were recorded in occupancy and data processing expenses, professional fees, education and travel costs and other growth-related expenses.  In linked-quarter comparison, non-interest expenses increased $166,000, as increases in the same growth-related expense categories, were mostly offset by decreases in benefits costs, marketing expenses and expenses on other real estate owned.

Included in professional fees recorded for the Company, are premiums associated with FDIC insurance assessments.  For several years, as a well-capitalized financial institution, the Company has not paid FDIC insurance premiums, but has been required to pay FICO (the Financing Corporation) assessments that currently total approximately $21,000 a quarter, or $84,000 annually.  FICO has assessment authority to collect funds from FDIC-insured institutions sufficient to pay interest on non-callable thrift bonds issued between 1987 and 1989, which expire with the bonds in 2019.  Beginning this year, the FDIC resumed deposit insurance assessments and also issued one-time credits against the assessments to qualifying institutions.  The Company qualified for a one-time credit totaling approximately $240,000, which offsets the new FDIC assessment through the third quarter of 2007.  Beginning in the fourth quarter of 2007, the Company expects to record approximately $86,000 in FDIC assessments, in addition to the $21,000 in FICO assessments.  FDIC and FICO assessments for 2008, based on current deposit growth projections, will average approximately $127,000 per quarter, or $508,000 for the year.

Asset Quality.  At June 30, 2007, nonperforming assets totaled $1,763,000 or 0.21% of total assets, as compared to the $2,704,000, or 0.35%, recorded at June 30, 2006.  Nonperforming assets decreased $508,000 in linked-quarter comparison, primarily due to a $734,000 reduction in nonaccrual loans.  Allowance coverage for nonperforming assets was 293.93% at June 30, 2007.  Net year-to-date charge-offs were 0.03% of total loans for the second quarter of 2007, compared to 0.02% at June 30, 2006 and at March 31, 2007.

Continued strong credit quality ratios, supported by management’s most recent analysis of the Allowance for Loan and Lease Losses (“ALLL”), indicated that the ALLL/total loans ratio of .95% was appropriate at June 30, 2007.  Due to the increase in loans, provision expense for loan losses of $350,000 was recorded in the second quarter 2007, compared to $300,000 in provision expense recorded in the second quarter of 2007.  No provision expense was recorded in the first quarter of 2007.

About MidSouth Bancorp

One of the fastest-growing bank holding companies in the South, MidSouth Bancorp, Inc. has 30 locations in Louisiana and Texas and more than 120 ATMs.  Through its wholly owned subsidiaries — MidSouth Bank, N.A. and MidSouth Bank, Texas — MidSouth Bancorp offers complete banking services to commercial and retail customers in south Louisiana and southeast Texas. The group is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals, small, and middle market businesses.

Founded in 1985, MidSouth Bank has 24 offices extending along the Interstate 10 corridor in south Louisiana: nine in Lafayette Parish, two in St. Martin Parish, one in Jefferson Davis Parish, one in St. Landry Parish, four in Iberia Parish, one in St. Mary Parish, two in Calcasieu Parish, one in Lafourche Parish, one in Terrebonne Parish and two in East Baton Rouge Parish. In addition, a new banking facility is under way in the Baton Rouge market and is scheduled to open in November. Also, a new retail location in Lake Charles is tentatively set to open in October, and the bank is expanding to Cut Off (south of Houma) in mid-August.

MidSouth Bank, Texas currently has six full-service offices in the southeast region of Texas, including Beaumont, Vidor, College Station and Conroe.  It also has a commercial loan production office in the greater Houston market that will be replaced by a full-service banking facility in the fall of 2007.  MidSouth Bank, Texas has three retail offices in Jefferson County, one in Orange County, one in Brazos County, and one in Montgomery County.  A new facility in Conroe is scheduled to open in September.

MidSouth Bancorp’s common stock is traded on the American Stock Exchange under the symbol MSL.

Forward Looking Statements

The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company’s anticipated future financial performance.  This act protects a company from unwarranted litigation if actual results differ from management expectations.  This press release reflects management’s current views and estimates of future economic circumstances, industry conditions, MidSouth’s performance and financial results.  A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.  These factors include, but are not limited to, factors identified in Management’s Discussion and Analysis under the caption “Forward Looking Statements” contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	For the Quarter Ended			For the Quarter Ended
	June 30,		%	Mar. 31%
EARNINGS DATA	2007	2006	Change	2007	Change
Total interest income	$14,302	$12,691	12.7%	$13,442	6.4%
Total interest expense	5,060	4,396	15.1%	5,088	-0.6%
Net interest income	9,242	8,295	11.4%	8,354	10.6%
Provision for loan losses	350	300	16.7%	-	-
Non-interest income	3,685	3,071	20.0%	3,247	13.5%
Non-interest expense	9,245	8,069	14.6%	9,079	1.8%
Provision for income tax	837	762	9.8%	576	45.3%
Net income	$2,495	$2,235	11.6%	$1,946	28.2%

PER COMMON SHARE DATA
Basic earnings per share (2)	$0.38	$0.34	11.8%	$0.30	26.7%
Diluted earnings per share (2)	$0.38	$0.34	11.8%	$0.29	31.0%

Book value at end of period (2)	$9.53	$8.36	14.0%	$9.36	1.8%
Market price at end of period (2)	$24.39	$23.01	6.0%	$25.76	-5.3%
Weighted avg shares outstanding
Basic (2)	6,570,697	6,508,437	1.0%	6,552,272	0.3%
Diluted (2)	6,647,146	6,635,395	0.2%	6,646,364	0.0%

AVERAGE BALANCE SHEET DATA
Total assets	$816,542	$761,294	7.3%	$803,458	1.6%
Earning assets	744,537	692,869	7.5%	731,564	1.8%
Loans and leases	526,814	465,954	13.1%	500,271	5.3%
Interest-bearing deposits	545,084	509,732	6.9%	541,808	0.6%
Total deposits	725,075	684,896	5.9%	717,808	1.0%
Total stockholders' equity	62,438	54,408	14.8%	60,372	3.4%

SELECTED RATIOS	6/30/2007	6/30/2006		3/31/2007
Return on average assets	1.23%	1.18%	3.9%	0.98%	24.8%
Return on average total equity	16.03%	16.48%	-2.7%	13.07%	22.6%
Return on average realized equity (1)	15.76%	15.91%	-0.9%	12.82%	22.9%
Average equity to average assets	7.65%	7.15%	7.0%	7.51%	1.8%
Leverage capital ratio	8.63%	8.32%	3.7%	8.50%	1.5%
Taxable-equivalent net interest margin	5.21%	5.00%	4.2%	4.86%	7.2%

CREDIT QUALITY
Allowance for loan loses as a % of total loans	0.95%	1.00%	-5.0%	0.96%	-1.0%
Nonperforming assets to total assets	0.21%	0.35%	-39.1%	0.28%	-23.9%
Net YTD charge-offs to total loans	0.03%	0.02%	32.5%	0.02%	32.5%
(1) Excluding net unrealized gain (loss) on securities available for sale.
(2) On July 18, 2007, the Company announced a 5% stock dividend on its common stock to holders on record as of September 21, 2007 to be paid on October 23, 2007. Per common share data has been adjusted accordingly.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	June 30,	June 30,	%	Mar. 31,	Dec. 31,
	2007	2006	Change	2007	2006
Assets
Cash and cash equivalents	$25,241	$34,070	-25.9%	$55,027	$57,404
Securities available-for-sale	185,626	188,344	-1.4%	182,285	180,674
Securities held-to-maturity	12,132	17,519	-30.7%	13,404	15,901
Total investment securities	197,758	205,863	-3.9%	195,689	196,575
Total loans	545,447	489,475	11.4%	510,561	499,046
Allowance for loan losses	(5,182)	(4,887)	6.0%	(4,900)	(4,977)
Loans, net	540,265	484,588	11.5%	505,661	494,069
Premises and equipment	33,477	28,572	17.2%	31,488	30,609
Goodwill and other intangibles	9,852	10,092	-2.4%	9,905	9,957
Other assets	17,433	16,663	4.6%	16,890	16,408
Total assets	$824,026	$779,848	5.7%	$814,660	$805,022

Liabilities and Stockholders' Equity
Non-interest bearing deposits	$176,526	$186,292	-5.2%	$180,435	$182,596
Interest bearing deposits	540,366	517,812	4.4%	548,404	533,584
Total deposits	716,892	704,104	1.8%	728,839	716,180
Securities sold under agreements to repurchase and FHLB borrowings	25,737	2,797	820.2%	4,791	10,125
Junior subordinated debentures	15,465	15,465	0.0%	15,465	15,465
Other liabilities	3,235	2,664	21.4%	3,889	3,509
Total liabilities	761,329	725,030	5.0%	752,984	745,279
Total shareholders' equity	62,697	54,818	14.4%	61,676	59,743
Total liabilities and shareholders' equity	$824,026	$779,848	5.7%	$814,660	$805,022

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Three Months Ended			Six Months Ended
INCOME STATEMENT	June 30,	June 30,	%	June 30,	June 30,	%
	2007	2006	Change	2007	2006	Change

Interest income	$14,302	$12,691	12.7%	$27,744	$23,726	16.9%
Interest expense	5,060	4,396	15.1%	10,148	8,034	26.3%
Net interest income	9,242	8,295	11.4%	17,596	15,692	12.1%
Provision for loan losses	350	300	16.7%	350	620	-43.5%
Service charges on deposit accounts	2,489	2,174	14.5%	4,796	4,100	17.0%
Other charges and fees	1,196	897	33.3%	2,136	1,814	17.8%
Total non-interest income	3,685	3,071	20.0%	6,932	5,914	17.2%
Salaries and employee benefits	4,714	3,937	19.7%	9,501	7,723	23.0%
Occupancy expense	1,616	1,499	7.8%	3,187	2,860	11.4%
Intangible amortization	52	83	-37.3%	105	165	-36.4%
Other non-interest expense	2,863	2,550	12.3%	5,531	4,817	14.8%
Total non-interest expense	9,245	8,069	14.6%	18,324	15,565	17.7%
Income before income taxes	3,332	2,997	11.2%	5,854	5,421	8.0%
Provision for income taxes	837	762	9.8%	1,413	1,367	3.4%
Net income	$2,495	$2,235	11.6%	$4,441	$4,054	9.5%

Earnings per share, diluted (1)	$0.38	$0.34	13.4%	$0.67	$0.61	9.8%

(1) On July 18, 2007, the Company announced a 5% stock dividend on its common stock to holders on record as of September 21, 2007 to be paid on October 23, 2007.  Per common share data has been adjusted accordingly.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

INCOME STATEMENT	Second	First	Fourth	Third	Second
Quarterly Trends	Quarter	Quarter	Quarter	Quarter	Quarter
	2007	2007	2006	2006	2006
Interest income	$14,302	$13,442	$13,405	$13,104	$12,691
Interest expense	5,060	5,088	4,955	4,662	4,396
Net interest income	9,242	8,354	8,450	8,442	8,295
Provision for loan losses	350	-	180	50	300
Net interest income after provision for loan loss	8,892	8,354	8,270	8,392	7,995
Total non-interest income	3,685	3,247	3,010	3,414	3,071
Total non-interest expense	9,245	9,079	9,070	8,489	8,069
Income before income taxes	3,332	2,522	2,210	3,317	2,997
Income taxes	837	576	461	900	762
Net income	$2,495	$1,946	$1,749	$2,417	$2,235

Earnings per share, basic (1)	$0.38	$0.30	$0.27	$0.37	$0.34
Earnings per share, diluted (1)	$0.38	$0.29	$0.27	$0.36	$0.34
Book value per share (1)	$9.53	$9.36	$9.12	$8.96	$8.36
Return on Average Equity	16.03%	13.07%	11.69%	16.98%	16.48%

(1) On July 18, 2007, the Company announced a 5% stock dividend on its common stock to holders on record as of September 21, 2007 to be paid on October 23, 2007.  Per common share data has been adjusted accordingly.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	June 30,	June 30,	%	Mar. 30,	Dec. 31,
	2007	2006	Change	2007	2006
Asset Quality Data
Nonaccrual loans	$840	$543	54.7%	$1,574	$1,793
Loans past due 90 days and over	596	2,104	-71.7%	481	98
Total nonperforming loans	1,436	2,647	-45.7%	2,055	1,891
Other real estate owned	251	32	684.4%	158	368
Other foreclosed assets	76	25	204.0%	58	55
Total nonperforming assets	$1,763	$2,704	-34.8%	$2,271	$2,314

Nonperforming assets to total assets	0.21%	0.35%	-39.1%	0.28%	0.29%
Nonperforming assets to total loans + OREO + other foreclosed assets	0.32%	0.55%	-41.8%	0.44%	0.46%
ALL to nonperforming assets	293.93%	180.73%	62.6%	215.76%	215.08%
ALL to nonperforming loans	360.86%	184.62%	95.5%	238.44%	263.19%
ALL to total loans	0.95%	1.00%	-5.0%	0.96%	1.00%

Year-to-date charge-offs	$187	$310	-39.7%	$95	$542
Year-to-date recoveries	42	223	-81.2%	18	314
Year-to-date net charge-offs	$145	$87	66.7%	$77	$228
Net YTD charge-offs to total loans	0.03%	0.02%	32.5%	0.02%	0.05%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Yield Analysis (unaudited)
(in thousands)

	Three Months Ended			Three Months Ended
	June 30, 2007			June 30, 2006

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$88,485	$1,056	4.79%	$107,978	$1,220	4.53%
Tax-exempt securities	111,606	1,477	5.31%	92,611	1,190	5.15%
Equity securities	2,544	23	3.63%	2,343	15	2.57%
Federal funds sold	15,088	195	5.18%	23,983	295	4.93%
Loans	526,814	11,984	9.12%	465,954	10,318	8.88%
Total interest earning assets	744,537	14,735	7.94%	692,869	13,038	7.55%
Noninterest earning assets	72,005			68,425
Total assets	$816,542			$761,294

Interest bearing liabilities:
Deposits	$545,084	$4,600	3.38%	$509,732	$4,032	3.17%
Repurchase agreements and federal
funds purchased	9,228	116	5.04%	2,724	29	4.27%
Short term borrowings	108	1	5.13%	-	-	-
Junior subordinated debentures	15,465	343	8.90%	15,465	335	8.69%
Total interest bearing liabilities	569,885	5,060	3.56%	527,921	4,396	3.34%
Noninterest bearing liabilities	184,219			178,965
Shareholders' equity	62,438			54,408
Total liabilities and shareholders' equity	$816,542			$761,294

Net interest income (TE) and margin		$9,675	5.21%		$8,642	5.00%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Yield Analysis (unaudited)
(in thousands)

	Six Months Ended			Six Months Ended
	June 30, 2007			June 30, 2006
		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$86,938	$2,036	4.72%	$96,870	$2,137	4.45%
Tax-exempt securities	110,736	2,913	5.30%	87,151	2,209	5.11%
Equity securities	2,528	44	3.51%	2,185	39	3.60%
Federal Funds Sold	24,268	625	5.19%	30,629	701	4.62%
Loans	513,616	22,978	9.02%	454,844	19,283	8.55%
Total interest earning assets	738,086	28,596	7.81%	671,679	24,369	7.32%
Noninterest earning assets	71,975			67,669
Total assets	$810,061			$739,348

Interest bearing liabilities:
Deposits	$543,455	$9,283	3.44%	$489,358	$7,335	3.02%
Repurchase agreements and federal
funds purchased	6,800	165	4.89%	2,383	49	4.15%
Short term borrowings	847	28	6.67%	-	-	-
Junior subordinated debentures	15,465	672	8.76%	15,465	650	8.48%
Total interest bearing liabilities	566,567	10,148	3.61%	507,206	8,034	3.19%
Noninterest bearing liabilities	182,083			178,083
Shareholders' equity	61,411			54,059
Total liabilities and shareholders' equity	$810,061			$739,348

Net interest income (TE) and margin		$18,448	5.04%		$16,335	4.90%